UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2010

Hypercom Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8888 East Raintree Drive Suite 300 Scottsdale, Arizona		85260
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 480-642-5000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

Reference is hereby made to the information set forth under Item 5.02 of this Current Report on Form 8-K. The disclosure contained in Item 5.02 is hereby incorporated by reference in its entirety into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2010, Henry Gaillard and Hypercom France SARL, a wholly-owned subsidiary of Hypercom Corporation (“Hypercom” or the “Company”), entered into a separation agreement (“Convention de Rupture - Articles L.1237-11 et suivants du Code du travail” or the “Separation Agreement”), pursuant to which the parties mutually agreed that Mr. Gaillard’s employment agreement will be terminated following the French legal requirements for (i) a 15-day period during which the parties could revoke the Separation Agreement (the “Revocation Period”) and (ii) the expiration of the applicable registration period with the French department of labor (“Période de Homologation”) leading to the successful registration of the Separation Agreement under French law, which is expected to occur on or about January 24, 2011 (the date on which both (i) and (ii) shall have occurred, the “Termination Date”). In addition, Mr. Gaillard (x) resigned from his position of Senior Vice President, Global Operations of Hypercom Corporation, as of December 13, 2010, and (y) received a letter from the Company dated December 9, 2010 that confirms the parties’ agreement with respect to Mr. Gaillard’s outstanding Hypercom equity awards following the expiration of the Revocation Period and Période de Homologation (the “Vesting Letter”).

Provided that Mr. Gaillard does not revoke the Separation Agreement prior to the expiration of the Revocation Period and the Separation Agreement is registered under French law following the expiration of the Période de Homologation, he will receive the following benefits pursuant to the Separation Agreement and Vesting Letter: (i) the legal indemnity required under French law for such settlement agreement to be legally valid (based on salary, years of service, and age), payable in a lump sum of approximately €359,000 ($480,000), subject to applicable withholding requirements; (ii) a bonus payment pursuant to Hypercom’s non-equity incentive compensation plan for 2010 to be paid in a lump sum in the first quarter of 2011, subject to applicable withholding requirements; (iii) an amount equal to the cash equivalent value of his accrued but unused paid time off balance as of the Termination Date, subject to applicable withholding requirements; (iv) as consideration for a three-month non-compete provision, a monthly payment of approximately €14,000 ($19,000) during the three-month non-compete period, which constitutes the minimum required legal amount (60% of his current monthly base salary); (v) 78,000 shares of restricted stock granted to him on April 15, 2009 and May 17, 2010 that were otherwise subject to restrictions based on three-year vesting schedules will become fully vested and unrestricted as of the Termination Date; and (vi) all outstanding stock options owned by him that are vested as of the Termination Date will be exercisable within four months thereafter. Payments related to the six-month contractual notice requirement, the six-month contractual severance requirement, and a pro-rated 2011 bonus amount, as set forth in Mr. Gaillard’s employment agreement, are cancelled under the terms of the Separation Agreement. The Separation Agreement also contains customary non-disclosure, non-solicitation and non-disparagement restrictive covenants.

The foregoing descriptions of the Separation Agreement and Vesting Letter are qualified in their entirety by reference to the complete terms and conditions of the Separation Agreement and Vesting Letter, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(c)  Exhibits

Exhibit No.	Exhibit Description

10.1	Separation Agreement, dated December 13, 2010

10.2	Vesting Letter, dated December 9, 2010

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 16, 2010	Hypercom Corporation

By:	/s/ Philippe Tartavull
Name:	Philippe Tartavull
Title:	Chief Executive Officer and President

Top of the Form

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Separation Agreement, dated December 13, 2010

10.2	Vesting Letter, dated December 9, 2010